Exhibit 99.1

Marathon Oil Announces $2.5 Billion Canadian Oil Sands Divestiture
and $1.1 Billion Permian Basin Acquisition

HOUSTON, Mar. 9, 2017 - Marathon Oil Corporation (NYSE: MRO) announced today it has signed an agreement to sell its Canadian subsidiary, which includes the Company’s 20 percent non-operated interest in the Athabasca Oil Sands Project (AOSP), to Shell and Canadian Natural Resources Limited for $2.5 billion in cash, excluding closing adjustments. Marathon Oil also announced the signing of a definitive agreement to acquire approximately 70,000 net surface acres in the Permian basin from BC Operating, Inc. and other entities for $1.1 billion in cash, excluding closing adjustments. The acquisition includes 51,500 acres in the Northern Delaware basin of New Mexico, and current production of approximately 5,000 net barrels of oil equivalent per day (boed).

“Divesting of our Oil Sands Mining business at an attractive value while also acquiring 70,000 net acres in the world-class Permian basin are transformative milestones that will further align our portfolio with our strategy," Marathon Oil President and CEO Lee Tillman said. “Historically, our interest in the Canadian oil sands has represented about a third of our Company’s other operating and production expenses, yet only about 12 percent of our production volumes. The Northern Delaware basin features outstanding well economics that compete at the top of our organic portfolio and is experiencing a positive rate of change in well performance unrivaled in U.S. unconventional basins. This deal expands the quality and depth of our already robust inventory while securing a foundational footprint in the Delaware basin with 5,000 feet of oil-rich stacked pay. Today’s announcements give us even greater focus and concentration on our diverse set of high-return opportunities in the U.S. resource plays, and strongly position us to generate long-term value for our shareholders for many years to come.”

Divestiture of Canadian Oil Sands Business
Under the terms of the Canadian divestiture, $1.75 billion will be paid to Marathon Oil upon closing and the remaining proceeds will be paid in first quarter 2018. The sale is expected to close in mid-2017 with an effective date of Jan. 1, 2017, and concurrent with a related transaction between Shell and Canadian Natural Resources, also announced today. Proceeds will be used to fund resource capture, organic investment, to reduce gross debt and for general corporate purposes.

Divestiture Highlights:

•	Further simplifies and concentrates Marathon Oil’s portfolio to the lower cost, higher margin U.S. resource plays

•	Anticipating approx. 25% reduction in 2017 Company expenses (production and other operating) based on expected closing dates for both transactions

•	$2.5 billion sale price equates to approximately 15 times 2016 OSM operating cash flow

•	Avoids material future capital requirements in a non-operated business

•	Net synthetic crude oil production averaged 48,000 barrels per day in 2016

•	Year-end 2016 proved reserves from Canada totaled 692 million barrels of synthetic crude oil

Exhibit 99.1

Permian Basin Acquisition Highlights:

•	Up to 10 target benches within approximately 5,000 feet of stacked pay; base case assumes up to 6 target benches

•	70,000 total net acres with 51,500 net acres in the Northern Delaware basin

•	Total implied acreage cost of approximately $13,900 per acre, adjusting for existing production

•	High quality Northern Delaware inventory produces greater than 90% before-tax IRRs at $55 WTI flat and competes for capital allocation at top of Marathon Oil’s portfolio

•	Primary targets in world-class Wolfcamp and Bone Spring

•	Approximately 350 million BOE of risked resource at a cost of about $2.80 per BOE with 630 gross Company operated locations

•	Approximately 900 million BOE of total resource potential with 1,700 total upside locations from both tighter density and secondary targets

•	Further growth opportunities from acquired acreage in Northwest Shelf as well as further bolt-on acquisitions

•	One operated rig drilling with plans to add a second rig mid-year; one rig required to hold term lease

The BC acquisition is expected to close in second quarter 2017 with an effective date of Jan. 1, 2017.

Goldman, Sachs & Co. and TD Securities served as advisors on the divestiture transaction, and Evercore served as advisor on the acquisition transaction.

Marathon Oil will conduct a question and answer webcast / call Thursday, March 9, at 9:00 a.m. ET to discuss the acquisition. To participate in the call, please dial 800-447-0521 and ask for the Marathon Oil conference call. The conference call ID is 44520502. The associated commentary and answers to questions will include forward-looking information. To listen to the live webcast, visit the Marathon Oil website at http://www.marathonoil.com. Associated slides will be posted to the Company's website and to its mobile app approximately one hour before the scheduled call.

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Exhibit 99.1

Definitions:
BOE: barrels of oil equivalent
IRR: Internal rate of return
OSM: Oil Sands Mining
WTI: West Texas intermediate crude

This release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the Company’s 2017 capital program and the program objectives and flexibility; the sale of the Company's Canadian business and the expected timing and use of proceeds thereof; the proposed Permian basin acquisition and expected timing and projected impacts, including valuation, resource estimates, production estimates, asset quality and internal rates of return; the Company’s operational, financial and growth strategies, including drilling plans, rig count, asset development, planned projects, capital discipline, balance sheet protection, operational flexibility, cost reductions, efficiencies and non-core asset sales; and the Company’s ability to successfully effect those strategies and the expected timing thereof. While the Company believes that the assumptions concerning future events are reasonable, a number of factors could cause results to differ materially including, but not limited to: conditions in the oil and gas industry; capital available; drilling and operational risks, well production timing; availability of drilling rigs, materials and labor, including the costs associated therewith; the inability to obtain or delay in obtaining necessary government or third-party approvals and permits; the inability of any party to satisfy closing conditions with respect to the disposition and acquisition; and any non-performance by third parties of their contractual obligations. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in the Company's 2016 Annual Report on Form 10-K and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Cautionary Note to Investors - The U.S. Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Any resource estimates in this release, such as risked resource or total resource potential, that are not specifically designated as being estimates of proved, probable or possible reserves, may include other estimated resources that the SEC's guidelines prohibit us from including in filings with the SEC. Investors are urged to closely consider the disclosures in the Company’s periodic filings with the SEC, available at www.marathonoil.com or on the SEC’s website at www.sec.gov.

Media Relations Contacts
Lee Warren: 713-296-4103

Investor Relations Contacts
Zach Dailey: 713-296-4140